Exhibit 99.1

Contact:

Randi Baldwin
Senior Vice President Marketing
American Medical Alert Corp.
(516) 536-5850

American Medical Alert Corp. Issues Guidance for Fiscal 2009

Company projects significant increased earnings for 2009 with forecast of a 40% growth in net earnings.

Oceanside NY–July 30, 2009 American Medical Alert Corp. (NASDAQ: AMAC) announced that based on the positive financial impact of the Company’s  focus on operational efficiencies, including the execution of certain consolidation efforts within its business segments, the Company expects to achieve significant improvement in bottom line results. The Company projects that gross revenues, consisting primarily of monthly recurring revenue (MRR), will increase by approximately 6% to $40,750,000 while also projecting approximately a 40% increase in net income to $2,750,000 for the year ending December 31, 2009. This 40% growth rate excludes a one time non operating charge of $521,627 incurred in 2008, and thereby more accurately reflects the projected growth from an operations perspective. Without this exclusion, the growth in projected net income would be approximately 91%.

The 2009 projections compare to gross revenues of $38,586,820 in 2008, net income of $1,439,601 and net income before loss on abandonment of $1,961,228.

Jack Rhian, President and Chief Executive Officer, explained, “It is gratifying to share the projected results of management’s multiyear earnings enhancement plan which continues to provide improved bottom line earnings. Over the last three years, inclusive of 2009 projections, earnings are expected to increase 118% with the largest incremental growth occurring this year. The Company believes it will continue to deliver a greater proportion of revenue to the bottom line as management continues to focus on revenue growth.”

About American Medical Alert Corp. (www.amac.com)

AMAC is a healthcare communications company dedicated to the provision of support services to the healthcare community. AMAC's product and service portfolio includes Personal Emergency Response Systems (PERS) and emergency response monitoring, electronic medication reminder devices, disease management monitoring appliances and healthcare communication solutions services. AMAC operates nine communication centers under local trade names: HLINK OnCall, Long Island City, NY and Clovis NM, North Shore TAS, Port Jefferson, NY, Live Message America, Audubon, NJ, ACT Teleservice, Newington, CT and Springfield, MA, MD OnCall, Cranston RI and Capitol Medical Bureau Rockville, MD, American MediConnect and Phone Screen Chicago, IL to support the delivery of high quality, healthcare communications.

Use of Non-GAAP Financial Information

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding certain non-GAAP financial measure.  This measure is “earnings before loss on abandonment”.  Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data.

Management believes that the non-GAAP financial measure used in this press release is useful to both management and investors in their analysis of the Company’s financial position and results of operations.  Management believes that Earnings before loss on abandonment is a more concise measure of the Company's operating financial results as it excludes one-time non operating expenses.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," "estimate," "anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, the Company's Quarterly Reports on Forms 10-Q, and other filings and releases. These include uncertainties relating to government regulation, technological changes and product liability risks. The projected results are in part dependent on the accuracy of management’s estimation of projected revenues of its newly introduced Med-Smart product. While management believes that its current estimates are reasonable, revenue projections for newly introduced products are inherently less reliable due to a lack of sales history.

Earnings before Loss on abandonment:

12/31/08

Net Income	1,439,601
Add Backs:
Loss on abandonment	521,627

Net Income Before Loss on Abandonment	1,961,228

###